EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 20, 2020, relating to the consolidated financial statements of Emerald Bioscience, Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018 and for the years then ended, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Irvine, California

July 13, 2020